Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2024, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, of Henry Schein, Inc. (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 30, 2023.

/s/ BDO USA, P.C.

New York, New York
December 13, 2024